Exhibit 99.1 Kinetik Appoints New Board Member HOUSTON and MIDLAND, Texas, June 24, 2026 – Kinetik Holdings Inc. (NYSE: KNTK) (“Kinetik” or the “Company”) today announced the appointment of Craig Harris to the Kinetik Board of Directors, effective June 23, 2026. Craig Harris has more than 30 years of experience in the energy industry, with a background spanning engineering, operations, business development, and corporate strategy. From October 2022 to March 2026, Mr. Harris was a Senior Managing Director within Blackstone’s credit business. Prior to that, he held senior leadership roles at 3Bear Energy, Enable Midstream Partners, Columbia Midstream Group, and El Paso Corporation. Mr. Harris holds a Bachelor of Science degree in Mechanical Engineering from Tennessee Technological University and a Master of Science degree in Mechanical Engineering from Vanderbilt University. “We are pleased to welcome Craig to our Board of Directors,” said Jamie Welch, President & CEO of Kinetik. “His extensive experience in the midstream industry, combined with his proven leadership and strategic perspective, will strengthen our Board. We look forward to benefiting from his insights as we continue to advance Kinetik’s growth and value creation objectives.” “I am honored to join Kinetik’s Board of Directors. I have a strong appreciation for Kinetik’s integrated platform and strategic positioning, and I look forward to contributing to the Company’s continued execution and long-term value creation,” commented Craig Harris. About Kinetik Holdings Inc. Kinetik is a fully integrated, pure-play, Permian-to-Gulf Coast midstream C-corporation operating in the Delaware Basin. Kinetik is headquartered in Houston and Midland, Texas. Kinetik provides comprehensive gathering, transportation, compression, processing and treating services for companies that produce natural gas, natural gas liquids, crude oil and water. Kinetik posts announcements, operational updates, investor information and press releases on its website, www.kinetik.com. Kinetik Investors: Alex Durkee Shyam Patel (713) 493-0900 investors@kinetik.com